EXHIBIT 20.2

NISSAN MOTOR ACCEPTANCE CORPORATION

NISSAN MASTER OWNER TRUST RECEIVABLES,
SERIES 2005-A

Pursuant to Section 3.04 of the Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2003 (as in effect on the date hereof, the “Transfer and Servicing Agreement”), among Nissan Wholesale Receivables Corporation II, as transferor (the “Transferor”), Nissan Master Owner Trust Receivables, as issuer (the “Issuer”) and Nissan Motor Acceptance Corporation, as servicer (the “Servicer”) and Section 5.03(a) of the Indenture Supplement, dated as of July 20, 2005 (as in effect on the date hereof, the “Indenture Supplement”) to the Amended and Restated Indenture, dated as of October 15, 2003 (as in effect on the date hereof, the “Base Indenture”; and together with the Indenture Supplement, the “Indenture”), each between the Issuer and JPMorgan Chase Bank, National Association, as indenture trustee (the “Indenture Trustee”), the Servicer is required to prepare a Payment Date Statement. The undersigned, a duly Authorized Officer of the Servicer, does hereby certify in this Certificate (this “Certificate”):

(i) Capitalized terms used in this Certificate have their respective meanings set forth in the Annex of Definitions attached to the Indenture and the other Transaction Documents or the Indenture Supplement, as applicable.

(ii) This Certificate is being delivered pursuant to Section 5.03(a) of the Indenture Supplement.

(iii) The undersigned is the Servicer under the Indenture and the Transfer and Servicing Agreement. The undersigned is an Authorized Officer of the Servicer.

(iv) The date of the Certificate is on, or prior to, the Determination Date related to the Payment Date occurring on November 15, 2005.

(v) As of the date hereof, the best knowledge of the undersigned, the Servicer has performed in all material respects all its obligations under the Indenture and the Transfer and Servicing Agreement through the Collection Period preceding such Payment Date.

(vi) As of the date hereof, no Early Amortization Event or Event of Default has occurred and is continuing under (and as defined in) the Indenture and, to the best of knowledge of the undersigned, no event or condition exists which notice and/or the passage of time, would constitute an Early Amortization Event or Event of Default.

(vii) The Payment Date Statement with respect to the Payment Date occurring on November 15, 2005 is true, complete and accurate in all material respects.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate this 15th day of November, 2005.

        NISSAN MOTOR ACCEPTANCE CORPORATION,
as Servicer

By: /s/ Kazuhiko Kazama
Name: Kazuhiko Kazama
Title: Treasurer